              CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our audit report dated February 16,2000, on the financial statements of Green Fusion, Inc. ("the Company") for the period ended December 31, 1999 in the Company's Form 10-KSB registration statement to be filed with the United States Securities Exchange Commission. We also consent to the application of such report to the financial information in the Form 10-KSB, when such financial information is read in conjunction with the financial statements referred to in our report.




Sarna & Company
Certified Public Accountants
Westlake Village, California
March 29, 2000